Exhibit 10.4

CLIMB GLOBAL SOLUTIONS, INC. 2021 OMNIBUS INCENTIVE PLAN

CASH-BASED AWARD AGREEMENT

(ANNUAL CASH BONUS)

Name of Grantee:[●]

Target Annual Cash Bonus:[●]

Performance Year:[●]

Pursuant to the Climb Global Solutions, Inc. 2021 Omnibus Incentive Plan, as amended through the date hereof (the “Plan”), Climb Global Solutions, Inc. (the “Company”) hereby grants an award of the Target Annual Cash Bonus amount set forth above (an “Award”) to the Grantee set forth above, subject to the terms and conditions of this Agreement (the “Agreement”).

1.Earning of Annual Bonus.
(a)Service and Performance Requirements. As a condition to earning an annual cash bonus under this Agreement, Grantee must continuously remain in a Service Relationship with the Company or a Subsidiary through the January 1 first following the last day of the Performance Year.  In addition to the Service Relationship requirement, the amount of the annual cash bonus actually payable shall be determined based on attainment of the performance goals set forth in Exhibit A.  To determine the amount of the annual cash bonus based on Exhibit A, the following steps shall be used: (i) for each performance goal, determine the level of attained performance (threshold, target or maximum, with linear interpolation for attained performance between threshold and target, and between target and maximum), (ii) for each performance goal, multiply the indicated weight for the goal by the payout funding percentage corresponding to the attained performance level, and multiply the result by the Target Annual Cash Bonus, and (iii) sum the amounts determined under clause (ii).

(b)Forfeiture of Annual Bonus. If the Grantee’s Service Relationship terminates before the January 1 first following the last day of the Performance Year, the annual bonus shall be forfeited and shall not become payable.

2.Payment of Annual Bonus.  Within 2-1/2 months after the end of the Performance Year, the Company shall pay to Grantee the annual bonus amount due, as determined under Section 1(a), subject to applicable tax withholding.
3.Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan.  Capitalized terms in this Agreement shall have the meanings specified in the Plan, unless a different meaning is specified herein.

4.Section 409A of the Code.  This Agreement is intended to meet the 409A exemption for a short-term deferral arrangement described in Section 1.409A-1(b)(4) of the Treasury Regulations, and shall be so construed.
5.No Obligation to Continue Service Relationship.  Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s Service Relationship with the Company or a Subsidiary and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Grantee’s Service Relationship with the Company or a Subsidiary at any time.
6.Integration.  This Agreement and the Plan constitute the entire agreement between the parties with respect to this Award and supersede all prior agreements and discussions between the parties concerning such subject matter.
7.Data Privacy Consent.  In order to administer the Plan and this Agreement and to implement or structure future grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”).  By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction which the Relevant Companies consider appropriate.  The Grantee shall have access to, and the right to correct, the Relevant Information.  Relevant Information will only be used in accordance with applicable law.
8.Clawback.

(a)In General.  Notwithstanding anything to the contrary in this Agreement, this Agreement is expressly made subject to the terms of the clawback and forfeiture provisions set forth below and in the Plan.  As a result, the Grantee may be required to forfeit the annual cash bonus in the situations described below or in the Plan.  The Grantee agrees that the Company may enforce the forfeiture by all legal means available, including, without limitation, by withholding the forfeited amount from other sums owed to the Grantee by the Company.

(b)Restatement of Financial Statements.  Subject to applicable law, in the event of a restatement of the Company’s financial results within three years of original reporting to correct a material error, then, if the Administrator determines that all or any portion of the annual cash bonus, if the award was made prior to the restatement, would not have been awarded based upon the restated financial results, then the Grantee agrees to forfeit and return to the Company the portion (which may be all) of the annual cash bonus.

(c)Termination for Cause.  In the event that (i) the Grantee’s Service Relationship is terminated by the Company for Cause, or (ii) following the termination of the

Grantee’s Service Relationship, the Company is or becomes aware that the Grantee committed an act that would have given rise to a termination for Cause, or that Grantee violated a covenant such as one relating to competition, solicitation of employees or clients or confidentiality, then the Grantee agrees to forfeit to the Company all or part of the annual cash bonus, that the Administrator, in its discretion, determines to be appropriate. For purposes of this Agreement, “Cause” means, with respect to Grantee, (i) an act of personal dishonesty in connection with the Grantee’s responsibilities as a service provider of the Company, excluding any unintentional, good faith errors such as a good faith error with respect to business expense reimbursements; (ii) a plea of guilty or nolo contendere to, conviction of, or an indictment for a felony or other crime involving theft, fraud or moral turpitude, in each case in which the Administrator reasonably believes that it has had or will have a material detrimental effect on the Company’s reputation or business; (iii) a breach of any fiduciary duty owed to the Company that has, or is reasonably expected to have, a material detrimental effect on the Company’s reputation or business (except in the case of a personal disability) as determined in good faith by the Administrator; (iv) serious neglect or misconduct in the performance of the Grantee’s duties for the Company or willful or repeated failure or refusal to perform such duties, provided that, if such behavior is curable, the Grantee is provided with written notice describing in reasonable detail the alleged conduct and stating the Company’s belief that it would constitute Cause to terminate the Grantee’s service with the Company and the Grantee fails to cure such behavior within 30 days after receipt of such written notice; or (v) the material breach by the Grantee of any restrictive covenants (for example, relating to non-competition, non-solicitation or confidentiality.  The employment of a Grantee will be deemed to have been terminated for Cause if the Administrator determines within thirty (30) days of the termination of employment (whether such termination was voluntary or involuntary) that termination for Cause was warranted.

(d)Applicable Law or Company Policy.  The annual cash bonus shall also be subject to forfeiture to the extent required by applicable law or Company policy.

9.Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

Climb Global Solutions, Inc.

By:

Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.  Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:

Grantee’s Signature

Grantee’s name and address:

EXHIBIT A